Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Fourth Quarter Financial Results

Fairfield, Calif. (Sept 23, 2009) — Copart, Inc. (NASDAQ: CPRT) today reported the results for its fourth quarter and fiscal year ended July 31, 2009.

For the three months ended July 31, 2009, revenue, operating income and income from continuing operations were $184.3 million, $55.4 million and $34.6 million, respectively.  These represent decreases in revenue of $22.0 million, or 10.6%; in operating income of $10.0 million, or 15.3%; and in income from continuing operations of $6.2 million, or 15.2%, respectively, from the same quarter last year.  Fully diluted earnings per share from continuing operations for the three months ended July 31, 2009 were $0.41 compared to $0.47 last year, a decrease of 12.8%.

For the twelve months ended July 31, 2009, revenue, operating income and income from continuing operations were $743.1 million, $225.3 million and $139.5 million, respectively.  These represent decreases in revenue of $41.8 million, or 5.3%; in operating income of $12.6 million, or 5.3%; and in income from continuing operations of $17.4 million, or 11.1%, respectively, from the same period last year.  Fully diluted earnings per share from continuing operations for the twelve months ended July 31, 2009 were $1.64 compared to $1.75 last year, a decrease of 6.3%.

The change in the average GBP to USD exchange rate, which averaged 1.60 USD to 1.00 GBP this quarter and 1.97 USD to 1.00 GBP in the same quarter last year and which averaged 1.59 USD to 1.0 GBP in fiscal 2009 and 2.00 USD to 1.00 GBP in fiscal 2008, reduced recorded revenue by approximately $8.9 million and $39.2 million for the quarter and for the fiscal year, respectively.

On Thursday, September 24, 2009, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at http://webcast.premiereglobal.com/view/wl/r.htm?e=163123&s=1&k=2DF0EF55E61CC38F500D8528E00CCBD3. A replay of the call will be available through October 24, 2009 by calling (888) 203-1112.  Use confirmation code #4228494.

About Copart

Copart, founded in 1982, provides vehicle sellers with a full range of services to process and sell salvage and clean titled vehicles to dismantlers, rebuilders, exporters and, in some states, to end users.  Copart remarkets the vehicles through Internet sales utilizing its proprietary VB2 technology.  Copart sells vehicles on behalf of insurance companies, banks, finance companies, fleet operators, dealers, car dealerships, the general public and others. The company currently operates 147 facilities in the United States, Canada and the United Kingdom. Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made. For more information, or to become a registered buyer, visit www.copart.com.

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000

Cautionary Note About Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, and these forward-looking statements are subject to substantial risks and uncertainties. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected or implied by our statements and comments. For a more complete discussion of the risks that could affect our business, please review the “Management’s Discussion and Analysis” and the other risks identified in Copart’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission. We encourage investors to review these disclosures carefully. We do not undertake to update any forward-looking statement that may be made from time to time on our behalf.

Contact:	Cindy Cross, Assistant to the Chief Financial Officer
(707) 639-5427

Copart, Inc.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three months ended July 31,		Twelve months ended July 31,
	2009	2008	2009	2008
Revenues and net sales:
Service revenues	$151,340	$164,096	$615,352	$619,728
Vehicle sales	32,992	42,186	127,730	165,120
Total revenues and net sales	184,332	206,282	743,082	784,848
Operating costs and expenses:
Yard operations	70,505	76,406	291,991	296,753
Yard depreciation and amortization	8,389	8,277	32,802	32,166
Cost of vehicle sales	25,509	34,506	106,029	133,670
Gross margin	79,929	87,093	312,260	322,259
General and administrative	22,379	18,829	77,890	73,734
General and administrative depreciation and amortization	2,162	2,892	9,045	10,608
Total operating expenses	128,944	140,910	517,757	546,931
Operating income	55,388	65,372	225,325	237,917
Other income (expense):
Interest income (expense), net	(51)	959	1,418	7,552
Other income	997	1,691	989	4,181
Total other income	946	2,650	2,407	11,733
Income before income taxes	56,334	68,022	227,732	249,650
Income taxes	21,708	27,202	88,186	92,718
Income from continuing operations	$34,626	$40,820	$139,546	$156,932
Discontinued operations
Income from discontinued operations	—	—	1,557	—
Net income	$34,626	$40,820	$141,103	$156,932
Earnings per share-basic
Income from continuing operations	$0.41	$0.48	$1.67	$1.80
Income from discontinued operations	—	—	0.02	—
Basic net income per share	$0.41	$0.48	$1.69	$1.80

Weighted average common shares outstanding	83,794	85,188	83,537	87,412

Earnings per share-diluted
Income from continuing operations	$0.41	$0.47	$1.64	$1.75
Income from discontinued operations	—	—	0.02	—
Diluted net income per share	$0.41	$0.47	$1.66	$1.75
Weighted average common shares and dilutive potential common shares outstanding	84,214	87,368	84,769	89,858

Copart, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	July 31, 2009	July 31, 2008
ASSETS

Current assets:
Cash and cash equivalents	$162,691	$38,954
Accounts receivable, net	109,248	111,705
Inventories and vehicle pooling costs	33,352	36,121
Income taxes receivable	5,426	19,041
Prepaid expenses and other assets	5,216	6,932
Total current assets	315,933	212,753
Property and equipment, net	530,886	510,340
Intangibles, net	15,212	21,901
Goodwill	166,327	177,164
Deferred income taxes	7,759	6,938
Land purchase options and other assets	21,915	27,151
Total assets	$1,058,032	$956,247

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$82,773	$88,883
Book overdraft	—	17,502
Deferred revenue	13,165	14,518
Income taxes payable	5,269	4,005
Deferred income taxes	1,948	2,768
Other current liabilities	429	576
Total current liabilities	103,584	128,252
Deferred income taxes	10,997	14,044
Income taxes payable	20,266	12,219
Other liabilities	1,726	2,736
Total liabilities	136,573	157,251
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value - 180,000 shares authorized; 83,939 and 83,275 shares issued and outstanding at July 31, 2009 and July 31, 2008, respectively	334,440	316,673
Accumulated other comprehensive (loss) income	(27,082)	833
Retained earnings	614,101	481,490
Total shareholders’ equity	921,459	798,996
Total liabilities and shareholders’ equity	$1,058,032	$956,247